Exhibit 10.38

PERFORMANCE BASED AWARD AGREEMENT

under the

Hexcel Corporation 2003 Incentive Stock Plan

This Performance Based Award Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

Pursuant to the Hexcel Corporation 2003 Incentive Stock Plan (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted a Performance Based Award (“PBA”) upon the terms and subject to the conditions hereinafter contained.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.         Notice of Grant; Incorporation of Plan. A Notice of Grant is attached hereto as Annex A and incorporated by reference herein. This PBA may result in the Grantee being granted up to that number of Performance Based Restricted Stock Units (“PBRSUs”) as indicated in the Notice of Grant.  Unless otherwise provided herein, capitalized terms used in this Agreement and set forth in the Notice of Grant shall have the meanings ascribed to them in the Notice of Grant and capitalized terms used in this Agreement and set forth in the Plan shall have the meanings ascribed to them in the Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section IX of the Plan. The PBA granted hereunder constitutes an Award within the meaning of the Plan.

2.         Award of PBRSUs.  Subject to Sections 4 and 5, if, and only if, the Threshold Level of the Performance Measure is met for the Performance Period, the Grantee shall be awarded that number of PBRSUs in accordance with the PBRSU Award Schedule that appears on Annex B.

(a)       As soon as practicable after the end of the Performance Period, the Committee shall certify the degree of achievement of the Performance Measure for the Performance Period.  If, and only if, the Threshold Level of the Performance Measure has been met for the Performance Period, the Committee shall determine the number of PBRSUs to be granted to the Grantee, in accordance with the PBRSU Award Schedule that appears on Annex B.

(b)       If PBRSUs are granted to the Grantee, the grant date shall be the date of certification by the Committee of the degree of achievement of the Performance Measure for the Performance Period.

(c)       If the Threshold Level of the Performance Measure is not met for the Performance Period, the Grantee shall receive nothing and this PBA shall be null and void.

3.         Vesting and Conversion of PBRSUs.  Subject to Sections 4 and 5, PBRSUs shall vest and be converted into an equivalent number of shares of Common Stock that will be distributed to the Grantee as soon as practicable after the end of the Service Period.  Upon the distribution of the shares of Common Stock in respect of PBRSUs, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing such shares of Common Stock, free of any restrictions.

4.         Termination of Employment.

(a)       For purposes of the grant hereunder, any transfer of employment by the Grantee among the Company and its Subsidiaries shall not be considered a termination of employment.

(b)       Subject to Section 5, if, during the Performance Period, the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then, so long as the Threshold Level of the Performance Measure is met for the Performance Period, as soon as practicable after the Committee certifies the degree of achievement of the Performance Measure for the Performance Period the Grantee shall receive a certificate for that number of shares of Common Stock as determined by the following formula:

S = N * (Days Employed/730)

Where

S	=	Shares to be received by the Grantee

N	=

The number of PBRSUs the Grantee would have received, based on the degree of achievement of the Performance Measure for the Performance Period, had the Grantee been employed by the Company for the entire Performance Period

Days
Employed	=	The number of days the Grantee was employed during the Performance Period prior to the Grantee’s termination of employment

If the Threshold Level of the Performance Measure is not met for the Performance Period, the Grantee shall receive nothing and the PBA shall be null and void.

(c)       Subject to Section 5, if, during the Service Period, the Grantee dies or terminates employment due to Disability or Retirement, or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then immediately upon the Grantee’s termination of employment PBRSUs granted to the Grantee under Section 2 shall vest and be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Grantee in the form of a stock certificate.

(d)       If, during either the Performance Period or the Service Period, the Grantee voluntarily terminates his employment other than for Good Reason or is terminated for Cause,

the Grantee shall receive nothing and the PBA and any PBRSUs that have been granted hereunder shall be null and void.

5.               Change in Control.

(a)       If a Change in Control occurs during the Performance Period, (i) the Grantee will immediately be awarded that number of PBRSUs that Grantee would have been awarded at the end of the Performance Period if the degree of achievement of the Performance Measure for the Performance Period was exactly 100% of the Target Amount of the Performance Measure, and (ii) such PBRSUs shall vest and convert into shares as set forth in Section 3.

(b)       If a Change in Control occurs during the Service Period, then any PBRSUs held by the Grantee shall vest and convert into shares as set forth in Section 3.

(c)       If following a Change in Control and prior to the end of the Service Period the Grantee dies or terminates employment due to Disability or Retirement or the Grantee’s employment is involuntarily terminated without Cause or the Grantee terminates employment for Good Reason, then immediately upon the Grantee’s termination of employment all PBRSUs held by the Grantee shall vest and be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Grantee in the form of a stock certificate.

(d)       If, in connection with a Change of Control in which Common Stock is exchanged for another security or other form of consideration the Qualifying Condition has not been met, then all PBRSUs held by the Grantee shall vest and be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Grantee.

6.         Transferability of PBA and PBRSUs; No Incidents of Ownership; Dividends

(a)       Except as provided in this Section 6(a), neither the PBA, the PBRSUs nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer the PBA or the PBRSUs in contravention of this Section 6(a) is void ab initio. Neither the PBA nor the PBRSUs shall be subject to execution, attachment or other process. Notwithstanding the foregoing, the Grantee shall be permitted to transfer the PBA or PBRSUs to members of his or her immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships or other entities whose only partners or equity owners are such family members; provided, however, that no consideration can be paid for the transfer of the PBA or PBRSUs and the transferee of the PBA or PBRSUs musts agree to be subject to all conditions applicable to the PBA and PBRSUs (including all of the terms and conditions of this Agreement) prior to transfer.

(b)       Except as set forth in Section 6(c), the Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Common Stock in respect of the PBA or the PBRSUs unless and until PBRSUs have been issued and vested and been converted into shares of Common Stock distributed to the Grantee.

(c)       If one or more cash dividends are paid with respect to the Common Stock during the Performance Period or the Service Period and before PBRSUs have vested and converted into shares of Common Stock, then at the time PBRSUs vest and convert into shares of Common Stock that are distributed to the Grantee, the Grantee shall receive a cash payment equal to the amounts Grantee would have received had Grantee owned the shares of Common Stock with respect to such PBRSUs on the record dates with respect to such dividends.

7.         Forfeiture of PBA or PBRSUs on Certain Conditions.

(a)       Notwithstanding anything to the contrary contained in this Agreement, should the Grantee while an employee or after termination of employment fail to comply with the “Protective Condition” (as defined in Section 7(b)), then the PBA and any PBRSUs (to the extent not already converted into shares of Common Stock distributed to the Grantee), shall immediately expire upon the Grantee’s failure to meet such condition.

(b)       “Protective Condition” shall mean that the Grantee (A) complies with all terms and provisions of any obligation of confidentiality to the Company and/or one of its Subsidiaries contained in a written agreement signed by the Grantee, and (B) does not engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the business conducted by the Company on the date of the Grantee’s termination of employment with the Company anywhere in the world (except that the Grantee may be employed by a competitor of the Company so long as the Grantee’s duties and responsibilities do not relate directly or indirectly to the business segment of the new employer which is competitive with the business conducted by the Company).

8.         Equitable Adjustment.

            The aggregate number of shares of Common Stock subject to PBRSUs shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without the receipt of consideration by the Company, or other change in corporate or capital structure. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent reasonably necessary or desirable to preserve the intended benefits under this Agreement in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction involving the Company.

9.         Taxes.  Upon the conversion into shares of Common Stock of some or all PBRSUs, absent a notification by the Grantee to the Company which is received by the Company at least three business days prior to the date of such conversion to the effect that the Grantee will pay to the Company or a Subsidiary by check or wire transfer any taxes (“Withholding Taxes”) the Company reasonably determines it or a Subsidiary is required to withhold under applicable tax laws with respect to PBRSUs which are the subject of such conversion, the Company will reduce the number of shares of Common Stock to be distributed to the Grantee in connection with such conversion by a number of shares of Common Stock the Fair Market Value on the date of such conversion of which is equal to the total amount of Withholding Taxes.  In the event the Grantee elects to pay to the Company or a Subsidiary the

Withholding Taxes with respect to the conversion of some or all PBRSUs by check or wire transfer, the Company’s obligation to deliver shares of Common Stock shall be subject to the payment in available funds by the Grantee of all Withholding Taxes with respect to PBRSUs which are the subject of such conversion.  The Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state, local or other taxes required to be withheld with respect to such payment.

10.       No Guarantee of Employment.  Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Company, or shall interfere in any way with the right of the Company to terminate such employment.

11.       Section 409A.

(a)       It is intended that this Agreement comply in all respects with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)       Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

12.       Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, or to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

13.       Failure To Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.       Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

15.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

16.       Miscellaneous.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

17.       Definitions.  For purposes of this Agreement:

(a)       “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  The term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act;

(b)       “Beneficial Owner” (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act;

(c)       “Cause” shall mean (i) the willful and continued failure by the Grantee to substantially perform the Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Grantee by the Company, which demand specifically identifies the manner in which the Company believes that the Grantee has not substantially performed the Grantee’s duties, or (ii) the willful engaging by the Grantee in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without the reasonable belief that the Grantee’s act, or failure to act, was in the best interest of the Company;

(d)                     “Change in Control” shall mean any of the following events:

(i)      any Person is or becomes the Beneficial Owner, directly or indirectly, of 40% or more of either (A) the then outstanding Common Stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its Controlled Affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates and (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (iii) below; or

(ii)     a change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(iv)   the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(e)   “Disability” shall mean that, as a result of the Grantee’s incapacity due to physical or mental illness or injury, the Grantee shall not have performed all or substantially all of the Grantee’s usual duties as an employee of the Company for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days;

(f)    “Good Reason” for termination by the Grantee of the Grantee’s employment shall mean the occurrence (without the Grantee’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraphs (1), (5) or (6) below, such act or failure to act is corrected prior to the date of termination of the Grantee’s employment:

(1)       a significant adverse alteration in the nature or status of the Grantee’s responsibilities, position or authority;

(2)       a reduction by the Company in the Grantee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(3)       the relocation of the Grantee’s principal place of employment to a location more than fifty (50) miles from the Grantee’s principal place of employment or the Company’s requiring the Grantee to work anywhere other than at such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Grantee’s present business travel obligations;

(4)       the failure by the Company to pay to the Grantee any portion of the Grantee’s current compensation, or to pay to the Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(5)       the failure by the Company to continue in effect any compensation plan in which the Grantee participates which is material to the Grantee’s total compensation, or any substitute plans adopted, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Grantee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Grantee’s participation relative to other participants; or

(6)       the failure by the Company to continue to provide the Grantee with benefits substantially similar to those enjoyed by the Grantee under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Grantee participates (except for across-the-board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Grantee of any material fringe benefit enjoyed by the Grantee, or the failure by the Company to provide the Grantee with the number of paid vacation days to which the Grantee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy.

The Grantee’s right to terminate the Grantee’s employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Grantee that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist;

(g)   “Performance Measure” is defined on Annex B;

(h)   “Performance Period” shall mean the period beginning on January 1, 2007 and ending on December 31, 2008;

(i)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act;

(j)    “Qualifying Condition” shall mean, with respect to a Change of Control in which Common Stock is exchanged for another security or other form of consideration, that:

(i)   upon such Change of Control, but subject to the fulfillment of the other terms and conditions of the PBRSUs, the holders of PBRSUs shall be entitled to receive such other security or consideration to the same extent the holders would have been entitled to receive such security or consideration had the PBRSUs converted into Common Stock immediately prior to the Change of Control;

(ii)  the other terms and conditions of the PBRSUs remain substantially unchanged; and

(iii)   such other security is listed on at least one “exchange” (as such term is defined in Section 3(a) of the Exchange Act) intended for use by the public.

(k)   “Retirement” shall mean termination of the Grantee’s employment, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Company (or a Subsidiary thereof);

(l)    “Service Period” shall mean the period beginning on January 1, 2009 and ending on December 31, 2009;

(m)  “Target Amount of the Performance Measure” is defined on Annex B; and

(n)       “Threshold Level” is defined on Annex B.

Annex A

NOTICE OF GRANT

PERFORMANCE BASED AWARD

HEXCEL CORPORATION 2003 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted a Performance Based Award in accordance with the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Agreement.

Grantee

Address of Grantee

Foreign Sub Plan, if applicable

Grant Date

Maximum Number of PBRSUs which may be Granted as a result of this Performance Based Award (“Maximum PBRSU Amount”)

        IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Agreement to which this Notice of Grant is attached and execute this Notice of Grant and the Agreement as of the Grant Date.

HEXCEL CORPORATION
Grantee
By:
Ira J. Krakower
Senior Vice President

Annex B

The “Performance Measure” shall be Return on Net Capital Employed, or “RONCE,” as defined on Exhibit I attached hereto.

The “Target Amount of the Performance Measure” shall be %.

The “Threshold Level” of the Performance Measure shall be %.

The “Target Amount of PBRSUs” to be awarded is 66-2/3% of the Maximum PBRSU Amount (as defined on Annex A).

PBRSU Award Schedule

Degree of Attainment of Performance Measure	Percentage of Target Amount of PBRSUs to be Awarded

% or more	150%

%	100%

%	50%

less than %	0

Interpolation shall be used, on a ratable basis, to determine the number of PBRSUs to be awarded when the degree of attainment of the Performance Measure is between two percentages in the left hand column above.

Exhibit I

HEXCEL CORPORATION

Definition and Computation of RONCE

For Purposes Of

Performance Share Awards for 2007-2008 Performance Cycle

Computation:

“RONCE” shall be computed by dividing the Average return by the Average Capital employed and expressed as a percentage:

Average Return

Average Capital Employed

Definitions:

“Average Capital Employed” shall mean the sum of Net Capital Employed as of December 31, 2006, December 31, 2007 and December 31, 2008, divided by three.

“Average Return” shall mean the sum of the Return for the calendar years of 2007 and 2008, divided by two.

“Cash” as of a particular date shall mean cash and cash equivalents of the Company and its Subsidiaries as of such date, as reported in its financial statements.

“Consolidated Operating Income” shall mean the net income of the Company and its Subsidiaries as reported in its financial statements together with the sum of expenses (income) related to preferred dividends and accretion, equity in (earnings) losses of affiliated companies and partnerships, income taxes, interest expense (net of interest income) and Non-Operating Gains and Losses of the Company.

“Equity in Earnings from Affiliated Companies” shall mean the equity in earnings from affiliated companies of the Company and its Subsidiaries as reported in its financial statements.

“Net Capital Employed” as of a particular date shall mean the sum of Shareholder’s Equity and Total Debt as of such date, minus Cash as of such date.

“Non-Operating Gains and Losses” of the Company shall be any expense or income arising from transactions outside the ordinary course of business including but not limited to any of the sale or purchase of debt or equity securities of the Company, debt refinancing or prepayment of debt, judgment or settlement of claims or litigation, acquisitions or divestitures, the sale or purchase of tangible or intangible assets and the impairment of tangible and intangible assets.

“Return” for a particular period shall mean the sum of Consolidated Operating Income, Equity in Earnings from Affiliated Companies and Non-Operating Gains and Losses for such period.

“RONCE” is an acronym for Return on Net Capital Employed.

“Shareholder’s Equity” as of a particular date shall mean total stockholder’s equity of the Company as reported in its financial statements as of such date.

“Total Debt” as of a particular date shall mean the sum of “notes payable and current maturities of capital lease obligations” and “long-term notes payable and capital lease obligations” of the Company and its Subsidiaries as of such date, as reported in its financial statements.

The Compensation Committee shall retain its powers to make appropriate adjustments to the RONCE performance goal to reflect the impact of unusual, non-recurring or extraordinary income or expense not reflected in such goal as defined, as authorized under the Company’s 2003 Incentive Stock Plan.